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EXECUTION COPY

AGREEMENT OF PURCHASE AND SALE OF STOCK

        This agreement is made and entered into as of April 23, 2002, in San Ramon, California, among FiNet.com, Inc., a Delaware corporation (the "Buyer"), having its principal office at 2527 Camino Ramon, Suite 200, San Ramon, California 94583, and Jeffrey Gray, Thomas Powell, Kenneth Jenny, and William Coleman, as individuals, and Sand Hill Capital Special Purpose L.L.C., a California limited liability company ("Sand Hill LLC" and collectively the "Shareholders"), and R.E. Ventures, Inc., a Georgia corporation (the "Corporation").

RECITALS

        Shareholders have represented that as of the Closing Date (defined below) they will own 1,455,000 shares of common stock of Corporation (the "Shares") constituting all of the outstanding capital stock of Corporation. Buyer desires to purchase from Shareholders and Shareholders desire to sell to Buyer all of the Shares. Corporation desires that this transaction be consummated. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

1. PURCHASE AND SALE OF SHARES

        1.1. Shareholders and Buyer adopt this Agreement as a plan of reorganization under Paragraph 368(a) of the Internal Revenue Code, as amended (the "Code").

        1.2. Subject to the terms of and conditions set forth in this Agreement, on the Closing Date as defined herein, Shareholders will transfer, convey and deliver the Shares to Buyer, and Buyer will acquire the Shares from Shareholders.

        1.3. Buyer's performance shall be subject to the prior approval of the terms and conditions of this Agreement by a majority of its shareholders.

        1.4. The sale of the Shares (the "Closing") shall take place at 10:00 a.m. California time at the offices of Buyer located at 2527 Camino Ramon, Suite 200, San Ramon, California 94583, as soon as practicable after the last of the conditions set forth in Paragraphs 8 and 9 is satisfied or waived, but in no event later than the fifth (5th) business day thereafter or at such other time and date (not later than June 30, 2002) as the parties shall agree (the "Closing Date").

2. CONSIDERATION

        2.1. The consideration to be delivered to Shareholders in exchange for the Stock shall be shares of Buyer's common stock, par value $.01 per share, the number and delivery dates of which shall be as specified in this Section 2.

        2.2. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer will issue and deliver to Shareholders an amount of Buyer's common stock equal to 1,406,000 shares (as adjusted for any stock split, stock dividend, combination or the like) (the "Initial Consideration").

        2.3. On the Closing Date, the Buyer shall reserve a number of additional shares of Buyer's authorized but unissued common stock, par value $.01 per share, equal to the difference between (i) 40% of the total outstanding shares of Buyer's common stock immediately after the Closing minus (ii) the number of shares issued as the Initial Consideration. Subject to the following terms and conditions, such reserved shares may be issued in payment of any balance of the Total Transaction Value (as defined below). If at any time between the Closing and the Second Closing (as defined below), Buyer issues additional shares of stock of Buyer, Buyer shall proportionately reserve additional shares so that immediately prior to the Second Closing Buyer shall have reserved for issuance as the Additional Consideration a number equal to the difference between (i) 40% of the total outstanding stock of Buyer minus (ii) the number of shares issued as the Initial Consideration.

        2.4. As soon as practicable after the determination of the Additional Consideration, but no later than two (2) years and ninety (90) days after the Closing Date, Buyer shall deliver to Shareholders the Additional Consideration, in satisfaction of any related remaining balance of the Total Transaction Value (the "Second Closing"); provided, however, that this Section 2.4 shall not apply in the event of a Change in Control (as defined below) of the Corporation prior to the Second Closing.

        As used above:

        "Total Transaction Value" means ten (10) times the net earnings of Corporation, as determined in accordance with generally accepted accounting principles consistently applied throughout the period ("GAAP"), for the twelve-month period ending on the second anniversary of the Closing, as determined through an audit performed by the public accountants then employed by Buyer, the cost of which shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Corporation. The allocation of the cost of the audit to Corporation shall be included in the calculation of net earnings of Corporation by the public accountants.

        "Performance Value" means the Total Transaction Value minus the then-current value of the Initial Consideration (determined by multiplying the number of shares received as the Initial Consideration (as adjusted for any stock split, stock dividend, combination or the like) by the average closing price of Buyer's common stock for the ten (10) business days prior to the Second Closing).

        "Additional Consideration" means the lesser of the number of shares of Buyer's common stock (a) determined by dividing any Performance Value by the average closing price of Buyer's common stock for the ten (10) business days prior to the Second Closing or (b) such that the sum of the Initial Consideration and the Additional Consideration equals forty percent (40%) of the outstanding shares of Buyer's common stock immediately preceding the Second Closing.

        2.5. The Initial Consideration and Additional Consideration shall be issued and delivered to the Shareholders in the percentages set forth in Schedule 2.5 hereto.

        2.6. Fractional shares of Buyer's common stock will not be issued. Instead, all share amounts shall be rounded to the nearest whole number of shares.

        2.7. Change in Control of the Corporation Prior to Second Closing.

  (a)
  In the event of a Change in Control (as defined below) of the Corporation prior to the Second Closing, no Additional Consideration shall be issued to the Shareholders, and Buyer shall pay to the Shareholders (pro rata in proportion to the percentages set forth in Schedule 2.5 hereto), upon the consummation of the Change in Control, their pro rata portion of an amount in cash equal to:

  (i)
  in the event of a Change in Control of the Corporation on or before the twelve-month anniversary of the Closing Date, five million dollars ($5,000,000); and

  (ii)
  in the event of a Change in Control of the Corporation after the twelve-month anniversary of the Closing Date but on or before the eighteen-month anniversary of the Closing Date, seven million five hundred thousand dollars ($7,500,000).
  (b)
  No Change in Control of the Corporation shall be consummated during the period after the eighteen-month anniversary of the Closing Date but before the Second Closing Date without the approval of Shareholders holding (determined as of immediately prior to the Closing Date, as defined in Section 1.4 hereof) sixty-seven percent (67%) of the voting power of the Shares.

  (c)
  As used in this Section 2.7, "Change in Control" means (i) the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, (ii) any acquisition of the Corporation by means of a consolidation, share exchange, merger or other form of corporate reorganization of the Corporation with any other corporation (other than a merger solely to effect a change in the jurisdiction of incorporation of the Corporation) in which the Corporation's stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving corporation or (iii) any transaction or series of related transactions to which the Corporation is a party following which the Corporation's stockholders own less than a majority of the voting securities of the Corporation.

3. WARRANTIES OF SHAREHOLDERS

        Shareholders and the Corporation, jointly and severally, warrant and represent to Buyer as follows:

        3.1. Corporation is duly organized, valid and existing, and in good standing under the laws of the state of Georgia and has all necessary corporate powers to own its properties and operate its businesses now owned and operated by it. Corporation is also duly qualified to do business and in good standing in each jurisdiction in which it is currently doing business or has employees or assets, all of and which are set forth in Schedule 3.1 to this Agreement, except where the failure to be or do so or to hold the licenses, authorizations, and permits referred to herein, would not have a material adverse effect on the business of the Corporation. In addition, Corporation holds all required licenses, authorizations and permits to conduct its business in each of the states, except where failure to have such licenses, authorizations and permits would not have a material adverse effect on the Corporation.

        3.2. The authorized Stock of the Corporation consists of 10,000,000 shares of common stock, without par value, of which 1,000,000 Shares are issued and outstanding (the "Outstanding Shares") and as of the date of this Agreement only the Outstanding Shares are issued and outstanding, and on the Closing Date only the Shares will be issued and outstanding. All the Outstanding Shares are validly issued, fully paid and not assessable, and have been issued in full compliance with all federal and state securities laws. Other than the Corporation's commitment to issue the balance of the Shares (455,000) to Sand Hill LLC immediately prior to the Closing, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

        3.3. As of the Closing, Shareholders will be the owners, beneficially and of record, of all of the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Shareholders have the full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority. This Agreement has been duly and validly authorized by the Corporation and Sand Hill LLC and, when executed and delivered, will be valid, binding, and enforceable against the Corporation and against the Shareholders in accordance with its terms, except as limited by bankruptcy and insolvency laws and other laws and equitable principles affecting the rights of creditors generally.

        3.4. Corporation does not own, directly or indirectly, any interest or investment, whether equity or debt, in any corporation, partnership, business, trust, or other entity.

        3.5. Schedule 3.5 to this Agreement sets forth the draft balance sheet of the Corporation as of December 31, 2001 (the "Balance Sheet"), and the related draft statement of income and retained earnings for the fiscal year ending on that date. Not later than May 1, 2002, Corporation shall provide Buyer the final draft of the Balance Sheet, and the final draft related statement of income and retained earnings for the fiscal year ending on that date, which statements shall be certified by the Shareholders as accurately reflecting the financial condition of the Corporation for that period. The final drafts of the financial statements of Schedule 3.5 are referred to herein as the "Financial Statements." The Financial Statements have been prepared in accordance with GAAP, and fairly and accurately present the financial position of Corporation on and as of the date of the Balance Sheet, and the results of its operations for the period indicated.

        3.6. Since December 31, 2001, there has not been any change in the condition (financial or otherwise) or operations of Corporation, except changes in the ordinary course of business that are not material to the business of the Corporation, or as is set forth in Schedule 3.6 which Corporation shall deliver to Buyer, along with the Financial Statements, not later than May 1, 2002.

        3.7. Corporation has no material debt, liability, or obligation of any nature, including threatened or filed litigation, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet (including any notes thereto), except for (1) those that may have been incurred after the date of the Balance Sheet in the ordinary course of business and (2) those that are not required by GAAP to be included in a balance sheet. All debts, liabilities, and obligations incurred after the date of the Balance Sheet are usual and normal in amount and do not exceed $10,000 both individually and in the aggregate. All threatened or filed litigation is specifically identified in Schedule 3.7, including the names of the parties, the nature of the action and the amount of damages or the relief sought.

        3.8. Tax Returns and Audits.

  (a)
  As of the Closing Date, the Corporation will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Corporation or its operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law. "Tax" or, collectively "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

  (b)
  As of the Closing Date, the Corporation will have paid all Taxes it is required to pay and will have withheld with respect to its Employees (and paid over to the appropriate taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

  (c)
  The Corporation has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Corporation, nor has the Corporation executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d)
  No audit or other examination of any Return of the Corporation is presently in progress, nor has the Corporation been notified in writing of any request for such an audit or other examination.

  (e)
  The Corporation has no liabilities for unpaid Taxes as of the date of the Financial Statements that have not been accrued or reserved for on such Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Corporation has incurred no liability for Taxes since December 31, 2001 other than in the ordinary course of business.

  (f)
  The Corporation has made available to Buyer or its legal representative copies of all Returns for the Corporation filed for all periods since its inception.

  (g)
  There are (and immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Corporation relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

  (h)
  None of the Corporation's assets is treated as "tax exempt use property," within the meaning of Section 168(h) of the Code.

  (i)
  The Corporation has filed no consent agreement under Section 341(f) of the Code nor has it agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Corporation.

  (j)
  The Corporation is not, nor has it ever been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

  (k)
  No adjustment relating any Return filed by the Corporation has been proposed in writing by any tax authority to the Corporation. No claim has ever been made in writing by a taxing authority in a jurisdiction where the Corporation does not file Returns that the Corporation is or may be subject to tax by that jurisdiction.

  (l)
  No distribution of profits has been made by the Corporation to any of its stockholders.

  (m)
  The Corporation has (i) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Corporation), (ii) never been a party to any tax sharing, indemnification or allocation agreement, (iii) no liability for the Taxes of any person, including any present or former stockholder of the Corporation, under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise (iv) never been a party to any joint venture, partnership or, to the Corporation's knowledge, other arrangement that could be treated as a partnership for Tax purposes.

  (n)
  The Corporation has never constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) during the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the acquisition.

  (o)
  Executive Compensation Tax. There is no contract, agreement, plan or arrangement, of which the Corporation is a part, including the provisions of this Agreement, covering any employee or former employee of the Corporation or any other person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Corporation or Buyer on account of Sections 280G or 404 of the Code.

        3.9. No assets of the Corporation are excluded from the transfer of ownership of the Shares provided for in this Agreement and there has been no sale, encumbrance or other transfer of or lien created on any of the assets of the Corporation between the date of this Agreement and the Closing Date, other than in the ordinary course of the Corporation's business, or as is set forth in Schedule 3.9 attached hereto.

        3.10. Corporation owns no real property or any interest in real property other than as lessee of certain business premises (the "Premises") under terms of a tenancy at will, pursuant to the provisions of Section 44-7-7 of the Official Code of Georgia (the "Lease"). Corporation neither occupies nor uses any property other than the Premises. The Lease is in full force and effect, is valid and enforceable against the Corporation and, to the knowledge of the Corporation or the Shareholders, against any other party thereto, in accordance with its terms, and there is not, under the Lease, any existing default or event of default by the Corporation, to the knowledge of the Corporation or the Shareholders, by any other party thereto (or event which with notice or lapse of time, or both, would constitute a default by the Corporation or, to the knowledge of the Corporation, by any other party thereto). The Corporation has not received any notice of default, alleged failure to perform, or any offset or counterclaim with respect to the Lease, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against the Corporation or, to the knowledge of the Corporation and the Shareholders, against any other party thereto, of the Lease or the rights of the Corporation or Buyer to the continued use and possession of the Premises for the conduct of business as it is presently conducted.

        3.11. Except for liabilities and obligations that are expressly reflected in the Financial Statements, to the knowledge of the Corporation or the Shareholders, the Corporation has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) ("Indebtedness") that (i) individually or in the aggregate exceeds $10,000 or (ii) individually or in the aggregate is material or is reasonably likely to become material and has not arisen in the ordinary course of business consistent with past practices since December 31, 2001.

        3.12. Since December 31, 2001, there has not been any of the following, except as is set forth in Schedule 3.12 attached hereto:

  (a)
  Transaction by Corporation, except in the ordinary course of business as conducted on that date;

  (b)
  Capital expenditure by Corporation exceeding ten thousand ($10,000) dollars, individually or in the aggregate, or increase in Indebtedness;

  (c)
  Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Corporation;

  (d)
  Destruction, damage to, or loss of any asset of the Corporation (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Corporation;

  (e)
  Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets or prospects of the Corporation;

  (f)
  Change in accounting methods and practices, including, without limitation, any change in depreciation or amortization policies or rates by Corporation;

  (g)
  Revaluation by the Corporation of any of its assets;

  (h)
  Declaration, setting aside, or payment of a dividend or any other distribution in respect of the capital stock of the Corporation, or any direct or indirect redemption, purchase or other acquisition by Corporation of any of its shares of capital stock;

  (i)
  Increase in the salary or other compensation payable or to become payable by the Corporation to any of its officers, directors, or employees, or the declaration, payment, or commitment, or obligation of any kind for the payment, by Corporation, of a bonus or other additional salary or compensation to any such person;

  (j)
  Sale or transfer of any asset of the Corporation except in the ordinary course of business;

  (k)
  Amendment or termination of any contract, agreement or license to which Corporation is a party, except in the ordinary course of business;

  (l)
  Loan by Corporation to any person or entity, or guaranty by Corporation of any loan, except in the ordinary course of business;

  (m)
  Mortgage, pledge, or other encumbrance of any asset of the Corporation;

  (n)
  Waiver or release of any right or claim of Corporation, except in the ordinary course of business;

  (o)
  Other event or condition of any character that has, or might reasonably have a material and adverse effect on the financial condition, business, assets or prospects of the Corporation;

  (p)
  Issuance or sale by Corporation of any shares of its capital stock of any class, or of any of its other securities;

  (q)
  Threatened or filed litigation against the Corporation; or

  (r)
  Agreement by Corporation to do any of the things described in the preceding clauses of this Subsection 3.12.

        3.13. The Corporation is not currently in breach or default of any agreement to which it is a party or pursuant to which it has any obligation, and no agreement to which the Corporation is a party or due to which it has any obligation shall be violated or placed into default or breached by the transaction contemplated by this Agreement, except as is set forth in Schedule 3.13 attached hereto.

        3.14. Schedule 3.14 to this Agreement is a complete and accurate schedule describing and specifying the location of all equipment, furniture, supplies, and other tangible personal property, each having an original retail value of one thousand ($1,000.00) dollars or more, which is owned by, whether in possession or not of, the Corporation, or used by the Corporation in connection with its business. Between the date of this Agreement and the Closing Date, the Corporation may move some of such tangible personal property to a new location. To the extent that Corporation moves such tangible property to such new location, Corporation shall notify Buyer at Closing in writing of such new location. The property listed in Schedule 3.14 constitutes all such tangible personal property necessary for the conduct by Corporation of its business now conducted, which is subject to the terms and conditions of this Agreement. No such property is held under any lease, security agreement, conditional sales contact, or other title, retention or security arrangement, or is located other than in the possession of Corporation, except as disclosed in Schedule 3.14.

        3.15. Corporation has made available for Buyer's inspection, or will do so prior to Closing Date, all books, records, files and other documents and information, whether stored by document, electronically or otherwise, concerning all transactions, constituting the business of Corporation, including, without limitation, records of all debts, obligations and liabilities and of all accounts receivable held by Corporation.

        3.16. Schedule 3.16 to this Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Corporation or in which it has any rights or licenses, together with a brief description of each. Shareholders have no knowledge of any infringement or alleged infringement by others of any tradename, trademark, service mark, or copyright. To the best of Shareholders knowledge, Corporation has not infringed, and is not now infringing on any tradename, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Schedule 3.16, Corporation is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights. Sand Hill LLC only, individually represents and warrants that Corporation owns, or holds adequate licenses or other rights to use, all trademarks, tradenames, service marks, and copyrights necessary for its business as now conducted by it (including without limitation those listed in Schedule 3.16), and to the best of Shareholders' knowledge, that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Corporation has the right to sell or assign to Buyer all owned trademarks, tradenames, service marks, and all such licenses and other rights.

        3.17. Schedule 3.17 to this Agreement is a complete list, without extensive or revealing descriptions, of Corporation's trade secrets, including all customer lists, processes, know how, computer programs and routines, and other technical data. The specific location of each trade secrets' documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth in that Schedule. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. Corporation is a sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 3.17. Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees who, either alone or in concert with others, have knowledge of or access to these secrets, or who have knowledge of or access to information relating to them, have been put on notice that these secrets are proprietary to the Corporation and are not to be divulged or misused. All these trade secrets are presently valid and protectable and are not part of the public knowledge or literature; they have not, to Shareholders' knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Corporation.

        3.18. Sand Hill LLC only, and not Corporation or the Shareholders, individually represents and warrants that Corporation owns and has good and marketable title to all its assets and interest in assets, tangible or intangible, which constitute all the assets and interest in assets that are used in the business of the Corporation. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities or restrictions, except for (1) those disclosed in the Balance Sheet or in Schedules 3.1 through 3.13 to this Agreement; (2) the lien of current taxes not yet due and payable; (3) any pledge of certain of such assets during the Closing to secure any loan made to Buyer by Sand Hill LLC; and (4) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. Corporation is not in default or in arrears in any material respect under any lease. The Premises and all of the tangible personal property of Corporation that is necessary to the operation of its businesses are in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all the Premises. Except as set forth on Schedule 3.18, neither Shareholders, nor any officer, director, or employee of Corporation, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the property owned by or leased to Corporation or any copyrights, patents, trademarks, tradenames, or trade secrets licensed by Corporation. Corporation does not occupy any real property in violation of any law, regulation or decree.

        3.19. [Reserved. See Section 5.2.]

        3.20. Corporation is not a party to, nor is the Corporation bound by, any agreement not entered into in the ordinary course of business, except the agreements listed in Schedule 3.20 copies of which have been furnished to or made available to Buyer. There is no default or event that, with notice, a lapse of time, or both, would constitute a default by any party to any of these agreements. Corporation has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Corporation is not a party to, nor is the property of Corporation bound by, any agreement that is materially adverse to the businesses, properties or financial condition of Corporation.

        3.21. Corporation has not received notice of any violation of any applicable federal, state or local statute, law, or regulation (including any applicable mortgage lending or servicing law, ordinance or regulation) affecting its properties or the operation of its business; and to the best of the knowledge of Shareholders and Corporation there are no such violations.

        3.22. Except as disclosed in Schedule 3.22, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of the Corporation or the Shareholders threatened, against the Corporation, any of its properties (tangible or intangible) or any of its officers or directors (in the case of officers or directors, as it relates to their position as an officer or director of the Corporation), nor are the Corporation or the Shareholders aware of any basis therefor. To the knowledge of the Corporation and the Shareholders, there is no investigation or other proceeding pending or threatened against the Corporation, any of its properties (tangible or intangible) or any of its officers or directors (in the case of officers or directors, as it relates to their position as an officer or director of the Corporation) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Corporation to conduct its operations as presently or previously conducted. "Governmental Entity" means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission. The matters set forth in Schedule 3.22, if decided adversely to Corporation, will not result in a material adverse change in the business, assets, or financial condition of Corporation, except as is specifically set forth in Schedule 3.22. Shareholders have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 3.22. Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local or foreign court, department, agency, or instrumentality. Except as set forth in Schedule 3.22, neither Corporation nor Shareholders are presently engaged in any legal action to recover money due to any of them or damages sustained by any of them.

        3.23. Except as is set forth in Schedule 3.23, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

  (a)
  a breach of any term or provision of this Agreement;

  (b)
  a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Corporation or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which any Shareholder or Corporation is a party or by which any of them or the property of any of them is bound;

  (c)
  an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or

  (d)
  the creation or imposition of lien, charge, or encumbrance on any of the properties of Corporation except as expressly contemplated by the terms of this Agreement.

        3.24. Shareholders have the rights, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement. The execution and delivery of this Agreement by Corporation shall have been duly authorized by all necessary corporate action. On or before the Closing Date, Shareholders and the Corporation shall have received all required permits, consents and approvals from all federal and state governmental agencies and boards regarding their obligations under this Agreement, and any applicable waiting periods shall have expired.

        3.25. Shareholders have furnished to Buyer for its examination (1) copies of the articles of incorporation and bylaws of Corporation; (2) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the Shareholders and boards of directors of Corporation; (3) all permits, orders, and consents issued by any governmental authority of the State of Georgia regarding the Corporation, or any security of the Corporation, and all applications for such permits, orders, and consents; and (4) the stock transfer books of Corporation setting forth all transfers of any capital stock.

        3.26. Schedule 3.26 is a list of the names and addresses of all officers, directors, employees, agents, and representatives of Corporation stating the rates of compensation payable to each and the term of employment.

        3.27. The Corporation has no material employment contracts; collective bargaining agreements; and pension, bonus, profit sharing, stock option or other agreements providing for employee remuneration or benefits. There is no pending or, to Shareholders' knowledge, threatened labor dispute, strike, or work stoppage affecting Corporation's business. Corporation has complied with all applicable laws for each of its employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) if and to the extent applicable. There are no pending, or, to the best of the Shareholders' and the Corporation's knowledge, threatened claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or a violation of other applicable state or federal laws; nor is there, to Shareholders' knowledge, any basis for such a claim. Corporation has not entered into any severance or similar arrangement with any present or former employee that will result in any obligation, absolute or contingent, of Buyer or Corporation, to make any payment to any present or former employee following termination of employment. Schedule 3.27 contains a complete list of all employee welfare benefit plans, pension plans, deferred or incentive compensation plans, bonus plans, stock option plans, employee stock purchase plans, retirement plans, health plans, insurance plans, travel allowance plans, profit sharing plans, and any other employee benefit or fringe benefit plan, agreement, arrangement, or commitment, other than normal payroll practices and policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons, maintained by Corporation. True and complete copies of all documents relating to each plan or arrangement described in Schedule 3.27 have been made available by Corporation to Buyer for Buyer's review, or will be so made available prior to the Closing Date.

        3.28. Schedule 3.28 lists (1) the names and addresses of all persons holding a power of attorney on behalf of Corporation and (2) the names and addresses of all banks or other financial institutions in which Corporation has an account, deposit, or safe deposit box, account numbers, with the names of all person authorized to draw on these accounts or deposits or to have access to these boxes.

        3.29. To the knowledge of Shareholders, as of the date of this Agreement and the Closing Date, Corporation is not, and will not be, in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about any Premises. During the period that Corporation has occupied any Premises, there has been no use, known presence, disposal, storage, generation, release, or threatened release (as those terms are used in the Environmental Laws, and hereinafter collectively referred to as "Use") of Hazardous Materials on, from or under such Premises by the Corporation, except as previously disclosed by Corporation or Shareholders to Buyer in writing. Shareholders have no knowledge of any use of Hazardous Materials on, from or under the Premises which may have occurred prior to the Corporation taking possession of such Premises, except as previously disclosed to Buyer in writing. To the best of Shareholders' knowledge, during the period that Corporation has occupied the Premises, there has been no enforcement action or litigation brought or threatened against the Corporation, nor any settlements reached by or with any party or parties alleging the Use of Hazardous Materials on, from or under such Premises, except as previously disclosed to Buyer in writing. For purposes hereof, "Environmental Laws," shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 1901 et seq.; the Hazardous Materials Transportation Act, 39 U.S.C. § 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Clean Water Act, 33 U.S.C. § 1251 et seq.; and any other federal, state or local law, statute, code, regulation, ordinance or other mode of governance concerning Hazardous Materials. "Hazardous Materials" shall mean any and all flammable, explosive, asbestos, radioactive material, hazardous waste, toxic substance or related material, including but not limited to those materials and substances defined as "hazardous substances," "hazardous materials," "hazardous waste" or "toxic substance" in the Environmental Laws.

        3.30. Corporation is not in default under any agreement, lease, indenture, mortgage, deed of trust or instrument to which it is a party or by which it may be bound or subject, concerning any Premises.

        3.31. None of the warranties or representations made by Shareholders herein, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf in relation to this transaction, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made.

        3.32. Intellectual Property Ownership.

  (a)
  Corporation Registered Intellectual Property. Schedule 3.32(a) sets forth a true and complete list of all Registered Intellectual Property (as defined below) owned by, or filed in the name of, Corporation (the "Corporation Registered Intellectual Property").

  (b)
  Title. Corporation's ownership and title to each item of Corporation Intellectual Property (as defined below) is solely as a result of the transfers effected by that certain Technology and Intellectual Property Sale and Assignment Agreement, entered into on April 22, 2002, by and between the Corporation and Sand Hill LLC, which agreement constitutes the legal, valid, and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. To the knowledge of Corporation and Sand Hill LLC, Corporation exclusively owns and has good and marketable title to each item of Corporation Intellectual Property, including all Corporation Registered Intellectual Property listed in Schedule 3.32(a), free and clear of any and all claims, options, mortgages, liens, security interests, encumbrances or interests of any kind.

  (c)
  Except as set forth in Schedule 3.32(c), Corporation has not transferred ownership of, granted a joint ownership interest in or granted any exclusive license to, any Intellectual Property (as defined below) that is or was Corporation Intellectual Property to any third party.

  (d)
  Definitions. For the purposes of this Agreement, the following terms have the following definitions:

  (i)
  "Intellectual Property" shall mean any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, and improvements; (iii) trade secrets, confidential or proprietary information, know how, processes, technology, technical data and customer lists, and all documentation relating to any of the foregoing (collectively "Trade Secrets"); (iv) all works of authorship, and copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and Web addresses, sites and domain names and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing, including all contracts, licenses and other agreements to which Corporation is a party or by which it is bound either as licensee or licensor relating to any item and intellectual property described in clauses (i) through (x) above.

    (ii)
    "Corporation Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Corporation.

    (iii)
    "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Corporation Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, in each case that is necessary or material to the conduct of Corporation's business as it is currently conducted.

        3.33. Contracts and Licenses.

  (a)
  Corporation has no material contracts, licenses and agreements to which Corporation is a party (i) with respect to Corporation Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Corporation, with a potential value or cost in excess of $10,000 (collectively, "Material Contracts").

  (b)
  To the knowledge of Corporation and Sand Hill LLC, there are no contracts, licenses or agreements with respect to any Corporation Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Corporation.

  (c)
  Schedule 3.33 sets forth a true and complete list of all contracts, licenses and agreements entered into by Corporation wherein or whereby Corporation has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Corporation of the Intellectual Property of any third party.

        3.34. No Infringement.

  (a)
  To the knowledge of Corporation and Sand Hill LLC, the operation of the business of Corporation as currently conducted, or as reasonably contemplated to be conducted (including but not limited to the design, development, distribution, marketing, use, import, manufacture, license and sale of the products or services of the Corporation, including products or services currently under development), and the Corporation Intellectual Property, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, violate the rights of any third party (including rights to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction.

  (b)
  Except as set forth in Schedule 3.34(b), Corporation has not received notice from any third party that the operation of the business of Corporation or any act, product or service of Corporation (including products or services currently under development) infringes or misappropriates the Intellectual Property of any third party or that Corporation has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor, to the knowledge of Corporation, is there any basis therefor).

  (c)
  Except as set forth in Schedule 3.34(c), neither Corporation nor Sand Hill LLC has received notice from any third party alleging that the Corporation Intellectual Property infringes or misappropriates the Intellectual Property of any third party (nor, to the knowledge of Corporation and Sand Hill LLC, is there any basis therefor).

  (d)
  Except as set forth in Schedule 3.34(d), there have been, and are, no claims asserted against the Corporation or, to the knowledge of Corporation, against any customer of Corporation,

    related to any product or service of Corporation (including products or services currently under development).

  (e)
  Except as set forth in Schedule 3.34(e), (i) neither Corporation nor Sand Hill LLC has any currently pending claim against any third party for infringing or misappropriating any Corporation Intellectual Property, and (ii) to the knowledge of Corporation and Sand Hill LLC, no third party has or is infringing or misappropriating any Corporation Intellectual Property.

        3.35. No Proceedings.

  (a)
  To the knowledge of Corporation and Sand Hill LLC, Schedule 3.35(a) lists all proceedings or actions before any court, tribunal or other governmental authority (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any of the Corporation Intellectual Property.

  (b)
  Except as set forth in Schedule 3.35(b), no Corporation Intellectual Property or product, technology or service of Corporation is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Corporation or may affect the validity, use or enforceability of such Corporation Intellectual Property.

        3.36. Protection and Maintenance.

  (a)
  Each item of Corporation Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Corporation Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Corporation Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 3.36 lists all due dates for any material filings, maintenance payments or other actions due in respect of the Corporation Registered Intellectual Property within twelve (12) months after the Closing Date.

  (b)
  Neither Corporation nor Sand Hill LLC is aware of any questions or challenges with respect to the patentability or validity of any claims of any patent or patent application or any trade name, trademark, service mark or application for registration thereof, relating to the Corporation Intellectual Property.

  (c)
  Corporation has taken all reasonable steps that are required to protect Corporation's rights in confidential information and trade secrets of Corporation or of any third party that provided same to Corporation.

        3.37. No Grant of Rights by Buyer. Neither this Agreement nor any transactions contemplated by this Agreement will, pursuant to the express terms of any contract or agreement to which Corporation is a party, result in Buyer granting any rights or licenses with respect to the Intellectual Property of Buyer to any third party.

        3.38. No Viruses. To the knowledge of the Corporation and Sand Hill LLC, none of the Corporation Intellectual Property contains any viruses, time-bombs, worms, Trojan horses, protect codes, data destruct keys, disabling codes or any other programming devices that might, or might be used to, improperly access, modify, delete, damage, deactivate or disable the Corporation Intellectual Property or any other products, software, computer hardware or data used in conjunction therewith.

        3.39. No Additional Representations or Warranties. Shareholders and Corporation make no representations and warranties to Buyer other than the representations and warranties set forth in this

Agreement and the agreements attached as exhibits hereto that are executed in connection herewith. Specifically, without limiting the foregoing general statement, Shareholders and Corporation make no representation as to the specific or general capabilities, functionality or condition of the "RealEstate.com" technology or as to number of hits on the Corporation's website, consumer traffic (including monthly impressions and unique visits), size of any customer (consumer or professional) or number of agent, individual or professional websites linked with the Corporation's website.

4. BUYER'S REPRESENTATIONS AND WARRANTIES

        4.1. Buyer represents and warrants that:

  (a)
  Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and the consummation of this transaction including the reservation and possible future issuances of shares of common stock by Buyer contemplated by this Agreement have been duly authorized, and no further corporate authorization is necessary on the part of Buyer subject to Stockholder approval.

  (b)
  Except as set forth on Schedule 4.1(b), Buyer need make or obtain no consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5. SHAREHOLDER'S OBLIGATIONS BEFORE CLOSING

        5.1. Shareholders covenant that, from the date of this Agreement until the Closing:

  (a)
  Buyer and its counsel, accountants and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to Corporation. Shareholders and Corporation will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Corporation that may reasonably be requested.

  (b)
  Corporation will carry on its businesses and activities diligently and in substantially the same manner as they previously have been carried out and will not institute any unusual or novel method of operation, business practice, management, accounting or operation that vary materially from those methods used by Corporation as of the date of this Agreement. The Corporation (i) shall operate the business of the Corporation, except to the extent that Buyer shall otherwise consent in writing, in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted; (ii) shall pay the debts and Taxes of the Corporation when due; (iii) shall pay or perform all other obligations when due; and (iv) shall, to the extent consistent with such business, preserve intact the Corporation's present business organizations, keep available the services of the Corporation's employees and officers and preserve the Corporation's relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Corporation's goodwill and ongoing businesses at and after the Closing Date. The Corporation shall promptly notify Buyer of any event, occurrence or emergency not in the Corporation's ordinary course of business and any material event involving the Corporation.

  (c)
  Corporation will use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization; to keep available to Corporation its present officers and employees; and to preserve its present relationships with lenders, investors, brokers, customers, and others having business relationships with it.

  (d)
  Corporation will not: (1) amend its articles of incorporation or bylaws; (2) issue any shares of its capital stock other than the issuance to Sand Hill LLC on the Closing Date, as contemplated in this Agreement; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (4) agree to do any of the acts listed above.

  (e)
  Corporation will continue to carry its existing insurance, subject to variations and amounts required by the ordinary operations of its businesses. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Corporation carries on any of its properties or in respect of its operations will be increased by the amount or amounts Buyer will specify.

  (f)
  Corporation will not, and will not agree to: (1) make any change in compensation payable or to become payable by it to any officer, employee, sales agent, consultant or representative; (2) make any change in benefits payable to any officer, employee, sales agent, consultant or representative under any bonus or pension plan or other compensatory plan, program, contract or commitment; or (3) enter into or modify any collective bargaining agreement to which it is a party or by which it may be bound. Corporation has no current collective bargaining agreement.

  (g)
  Corporation will not agree to do, without Buyer's consent, any of the following: (1) enter into any contract, commitment or transaction not in the usual and ordinary course of its business; (2) make any capital expenditures in excess of $5,000 for any single item (or $25,000 in the aggregate) or enter into any lease of capital equipment or real or personal property under which the annual lease charge is in excess of $5,000; or (3) sell or dispose of any capital asset with a net book value exceeding $5,000.

  (h)
  Corporation will not: (1) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (2) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock; (3) enter into any agreement obligating it to do any of the foregoing prohibited acts.

  (i)
  Except in the ordinary course of business, Corporation will not, or will not agree to: (1) pay any obligation or liability, fixed or contingent, other than a current liability; (2) waive or compromise any right or claim; or (3) cancel, without full payment, any note, loan, or other obligation owed to Corporation.

  (j)
  Except in the ordinary course of business, Corporation will not, or will not agree to, modify, amend, cancel or terminate any of its existing contracts or agreements, other than its License Agreement with Sand Hill LLC, which agreement shall be accelerated and terminated prior to the Closing by execution of the Technology and Intellectual Property Sale and Assignment Agreement, substantially in the form attached hereto as Exhibit C.

  (k)
  Except as may occur in the ordinary course of its business, as of the Closing Date, none of the assets of the Corporation, as reflected on the Financial Statements shall be excluded from the transaction provided for in this Agreement.

        5.2 Prior to Closing, Corporation shall provide Buyer a written description of all insurance policies held by Corporation concerning its businesses and properties. All these policies will be in the respective principal amounts as set forth in such written description. The insurance listed on such written description shall (1) insure all of Corporation's assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) provide adequate insurance protection against all liabilities, claims and risks against which it is customary to insure. At Closing, Corporation shall not be in default with respect to payment of premiums on any such policy.

6. WARRANTIES TRUE AT CLOSING

        All warranties of Shareholders and Corporation set forth in this Agreement and in any written statements delivered to Buyer by Shareholders or Corporation under this Agreement will also be true and correct on the Closing Date as if made on that date.

7. CONFIDENTIALITY

        7.1. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Shareholders or Corporation, all data and information about the business of Corporation and Shareholders (whether or not the Closing takes place) obtained in connection with the transaction or Agreement, except as far as the data and information may be required by law to be disclosed to its shareholders or other parties. If the transaction contemplated by this Agreement is not consummated, Buyer will return to Shareholders all that data and the information that Shareholders may reasonably request, including documents prepared by or made available to Buyer in connection with this transaction.

        7.2. Corporation and Shareholders agree that, unless and until the Closing has been consummated, Corporation and Shareholders and their representatives will hold in strict confidence, and will not use to the detriment of Buyer, all data and information about the business of Buyer (whether or not the Closing takes place) obtained in connection with the transaction or Agreement, except as far as the data and information may be required by law to be disclosed to or other parties. If the transaction contemplated by this Agreement is not consummated, Corporation and Shareholders will return to Buyer all that data and the information that Buyer may reasonably request, including documents prepared by or made available to Corporation or Shareholders in connection with this transaction.

        7.3. The rights and obligations of the parties set forth herein are in addition to, and not in substitution of, the rights and obligations of the parties under any nondisclosure or confidentiality agreements entered into by and between Buyer and any Shareholder or Shareholders on or before the date hereof, which agreements are hereby incorporated by reference herein in their entirety.

8. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

        The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before Closing, of all the conditions set forth below in this Paragraph 8. Buyer may specifically waive in writing any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholders or Corporation are in default of any of their representations, warranties, or covenants under this Agreement.

  (a)
  Except as otherwise permitted by this Agreement, all warranties by the Corporation and each of the Shareholders in this Agreement, or in any written document that will be delivered to Buyer by any of them under this Agreement, must be true when made and in all material respects on the Closing Date as though made at that time.

  (b)
  Shareholders must have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, by the Closing Date.

  (c)
  During the period from December 31, 2001, to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of Corporation, and Corporation will not have sustained any insured or uninsured loss or damage to its assets that materially affects its ability to conduct a material part of its business. During the period from the date of this Agreement to the Closing Date, there shall have been no material change to the disclosure schedules with respect to the representations and warranties set forth in Paragraph 3 of this Agreement.

  (d)
  Buyer will have received a certificate, dated the Closing Date, signed and verified by Shareholders and by Corporation's president and its chief financial officer, certifying, in such detail as Buyer and its counsel may reasonably request, that to the best of their knowledge the conditions specified in Paragraphs 3, 5 and 8 of this Agreement have been fulfilled.

  (e)
  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

  (f)
  Buyer will have received from Corporation's chief financial officer a letter, which shall be joined in and signed by Shareholders, dated at the Closing Date, stating that on the basis of a review of the latest available accounting records of Corporation, consultations with other responsible officers of Corporation and with Shareholders, and any other pertinent inquiries that he may deem necessary, he has no knowledge or reason to suspect that during the period from December 31, 2001, to a specified date not more than five (5) business days before the Closing Date, there was any change in the financial conditions or results of operations of Corporation, except changes incurred in the ordinary and usual course of its businesses during that period that in the aggregate are not materially adverse, and any other changes or transactions contemplated by this Agreement. For purposes of that letter, "materially adverse" will be deemed to be an increase in liabilities equal to or greater than twenty five thousand dollars ($25,000) without a corresponding increase in assets, or a reduction in monthly operating revenue during that period of twenty five thousand dollars ($25,000) or more.

  (g)
  The execution and delivery of this Agreement by Corporation, and the performance of its covenants and obligations under it, will have been duly authorized by all necessary corporate action, and Buyer will have received copies of all resolutions pertaining to that authorization, certified by the secretary of the Corporation.

  (h)
  Buyer will have been furnished by Shareholders and the Corporation all required permits, consents and approval from all federal and state governmental agencies and boards, and any applicable waiting periods shall have expired.

  (i)
  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Shareholders or Corporation and delivered to Buyer.

  (j)
  Consulting Agreements with Jeffrey Gray, Thomas Powell and Kenneth Jenny, in the forms set forth in Exhibit A, dated the Closing Date (the "Consulting Agreements"), will have been executed and delivered to Buyer.

  (k)
  The form and substance of all certificates, instruments, and other documents delivered by Shareholders under this Agreement will be satisfactory in all reasonable respects to Buyer and its counsel.

  (l)
  Shareholders will have delivered to Buyer, except as is otherwise provided in the Consulting Agreements, the written resignations of all of the officers and directors of Corporation, as requested by Buyer and will cause any other action to be taken with respect to these resignations that Buyer may reasonably request.

  (m)
  Buyer will have received from Shareholders an investment letter agreement substantially in the form set forth in Exhibit B-1.

  (n)
  Buyer will have received from Holland & Knight LLP, counsel for the Corporation, an opinion dated the Closing Date in form and substance satisfactory to Buyer and its counsel, substantially to the effect that:

  (i)
  Corporation is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Georgia.

  (ii)
  The authorized capital stock of Corporation consists of 10,000,000 shares of capital stock of no par value, of which 1,455,000 shares are issued and outstanding. All outstanding shares are validly issued, fully paid, and non-assessable.

  (iii)
  This Agreement has been duly and validly authorized by the Corporation and, when executed and delivered, will be valid, binding, and enforceable against it in accordance with its terms, except as limited by bankruptcy and insolvency laws and other laws and equitable principles affecting the rights of creditors generally.

  (iv)
  That Shareholders are the record owners of 1,455,000 shares of stock of the Corporation. To the best of counsel's knowledge, on the transfer and delivery of the Shares to Buyer in accordance with this Agreement, Buyer will acquire the Shares free of any adverse claim, so long as Buyer is a purchaser for value in good faith and without notice of any adverse claim.

  (v)
  Neither execution or delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute a default or an event that would, with notice, lapse of time, or both, constitute a default under, or violation or breach of, Corporation's articles of incorporation or bylaws.

  (vi)
  To the best of counsel's knowledge, except as set forth in Schedules 3.7 and 3.12 to this Agreement, there is no suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Corporation, or any of its businesses or properties.
  (o)
  Buyer shall be reasonably satisfied with the results of a third-party audit of the "RealEstate.com" technology performed at Buyer's sole expense.

  (p)
  The Technology and Intellectual Property Sale and Assignment Agreement, substantially in the form attached hereto as Exhibit C, shall have been executed between Sand Hill LLC and Corporation, and any releases from third parties necessary to transfer the assets described therein free from any security interest shall have been obtained.

  (q)
  Buyer shall be reasonably satisfied with the responses to any material issues regarding the Corporation and the "RealEstate.com" assets that Buyer raises within two weeks after receipt of all requested due diligence materials from the Corporation as a whole and from Sand Hill LLC regarding foreclosure on the "RealEstate.com" assets.

  (r)
  The Standstill and Stock Restriction Agreement, substantially in the form attached hereto as Exhibit D, shall have been executed by Shareholders and delivered to Buyer.

  (s)
  The Registration Rights Agreement, substantially in the form attached hereto as Exhibit E, shall have been executed by Shareholders and delivered to Buyer.

  (t)
  Corporation shall have obtained a general release of claims from Mr. Peter Miller in form and substance reasonably satisfactory to counsel for Buyer.

9. CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

        The obligations of Shareholders to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Shareholders may specifically waive in writing any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition will constitute a waiver by Shareholders of any their other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties or covenants under this Agreement.

  (a)
  All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement must be true when made and true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

  (b)
  Buyer must have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

  (c)
  The board of directors and shareholders of Buyer will have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations to be performed under this Agreement on or before the Closing Date.

  (d)
  The Consulting Agreements will have been executed and delivered by Buyer.

  (e)
  An escrow to accommodate the Closing of this transaction shall be established with an escrow agent mutually acceptable to the Corporation, Buyer and the Shareholders (the "Escrow Agent"), the terms and conditions of which shall be mutually agreed upon by the parties and set forth in Exhibit F, to be attached hereto prior to the Closing.

  (f)
  The Shareholders will have received from Buyer investment representation letters substantially in the form set forth in Exhibit B-2 attached.

10. SHAREHOLDERS' OBLIGATIONS AT THE CLOSING

        At the Closing, Shareholders must deliver to Buyer the following items, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Paragraph 11:

  (a)
  Certificates representing the Shares, issued in the names of Shareholders, duly endorsed by Shareholders for transfer or accompanied by an assignment of the Shares duly executed by Shareholders and with all required document and stock transfer stamps affixed or accompanied by Shareholders' personal checks for the amount of these stamps.

  (b)
  The stock books, stock ledgers, minute books and corporate seal of the Corporation.

  (c)
  A report of corporation's chief financial officer, as provided for in Paragraph 8(f).

  (d)
  Except as otherwise specified by Buyer, the written resignations of all of the officers and directors of Corporation.

  (e)
  The executed Consulting Agreements.

  (f)
  A certificate executed by Shareholders, dated the Closing Date, certifying that their respective representations and warranties in this Agreement are true and correct on the Closing Date, as though each representation and warranty had been made on that date.

11. BUYER'S OBLIGATIONS PRIOR TO AND AT CLOSING

        11.1. At or prior to the Closing, Buyer must deliver to Shareholders the following:

  (a)
  A certificate representing the total number of shares of Buyer's common stock to be issued and delivered at the Closing under Paragraph 2.1 against delivery of the items Shareholders are to deliver as specified in Paragraph 10.

  (b)
  Certified resolutions of Buyer's board of directors and shareholders, authorizing the execution and performance of this Agreement and all action to be taken by Buyer under this Agreement.

  (c)
  The executed Consulting Agreements.

  (d)
  A certificate executed by its president certifying that all of Buyer's representations and warranties under this Agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date.

        11.2 As soon as Buyer has reason to believe that any of the conditions set forth in Section 8 of this Agreement will not be satisfied as of the Closing Date, and in any event not later than May 30, 2002, Buyer shall deliver to Corporation a certificate, duly executed on behalf of Buyer, describing any such reason or reasons. If Buyer has no reason to believe that any of the conditions set forth in Section 8 of this Agreement will not be satisfied as of the Closing Date, then on May 30, 2002, Buyer shall deliver to Corporation a certificate, stating that Buyer is not aware of any reason why the conditions set forth in Section 8 of this Agreement will not be satisfied as of the Closing Date.

12. REGISTRATION STATEMENTS; RESALE VOLUME LIMITATIONS

        12.1. As promptly as practicable after the Closing Date and the Second Closing, but in no event later than one hundred eighty (180) days after the Closing Date, and ninety (90) days after the Second Closing, respectively, Buyer shall prepare and file with the Securities and Exchange Commission registration statements covering the Initial Consideration and the Additional Consideration, respectively. In connection with such registration statements, Shareholders agree to furnish any information reasonably requested by Buyer and to otherwise cooperate in any manner reasonably requested by Buyer.

        12.2. Notwithstanding the foregoing registrations of the Initial and Additional Consideration, Shareholders agree to be bound by the following volume limitations on sales of Buyer's common stock:

  (a)
  between the effective date of the registration statement and one year after the Closing Date, each Shareholder shall sell no more than twenty-five percent (25%) of his or its share of the Initial Consideration; and

  (b)
  at all times until two (2) years after the Second Closing the aggregate number of shares sold by the Shareholders in any one month period may not exceed ten percent (10%) of the trading volume for the month preceding the first sale in the calculation period; provided, however,

  (c)
  if the closing price for shares of Buyer's common stock as reported by NASDAQ exceeds $3.00 for 30 consecutive trading days, the restriction in subsection (a) above shall be automatically waived.

        12.3. The Shareholders rights with respect to the registrations provided for in this Section 12 shall be as set forth a Registration Rights Agreement, substantially in the form attached hereto as Exhibit E.

13. SHAREHOLDERS' INDEMNITY

        13.1. Shareholders will indemnify, defend, and hold harmless Buyer, its officers, directors, shareholders, employees, attorneys, agents and representatives, against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees (each a "Claim"), that Buyer may incur or suffer, on or before two years after the Closing Date, by reason of Shareholders' or Corporation's breach of or failure to perform (each a "Breach") any of their or its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Shareholders or Corporation under this Agreement.

        13.2. Survival. The representations, warranties, covenants and obligations of Shareholders and Corporation shall survive the Closing Date and shall remain in full force and effect for two (2) years following the Closing Date. At the Closing, Buyer shall deliver to, and Shareholders will be deemed to have received and deposited with, the Escrow Agent an amount of Buyer's common stock equal to ten percent (10%) of the Initial Consideration (140,600 shares, as adjusted for any stock split, stock dividend, combination or the like) (the "Escrow Amount"). The Escrow Amount shall be deposited in an escrow fund (the "Escrow Fund") to be governed by terms and conditions mutually agreed upon by the parties and set forth in Exhibit F, to be attached hereto prior to the Closing. Except in the event of fraud or intentional misrepresentation, the Escrow Fund shall be the sole and exclusive source of remedy for money damages of Buyer for any Claims with respect to any Breach.

        13.3. Basket. Shareholders shall not be required to make any indemnification payment pursuant to this Paragraph 13 for any Breach until such time as the total amount of all Claims (including Claims arising from such Breach and all other Claims arising from any other Breaches) exceeds forty thousand dollars ($40,000) (the "Basket Amount"). At such time as the total amount of such Claims exceeds the Basket Amount, Buyer shall be entitled to be indemnified against the sum of (i) fifty percent (50%) of the portion of such Claims as is equal to the Basket Amount plus (ii) one hundred percent (100%) of the portion of such Claims exceeding the Basket Amount. Thereafter, Buyer shall be entitled to be indemnified against the full amount of all Claims.

        13.4. Cap. Notwithstanding the provisions of Subparagraphs 13.1, 13.2 and 13.3, the liability of Shareholders under this Paragraph 13 shall not exceed the lesser of (i) one hundred forty thousand dollars ($140,000) or (ii) the fair market value of the Escrow Amount, measured at the time of the indemnification payment.

14. BUYER'S INDEMNITY

        Buyer will indemnify and hold harmless Shareholders and Corporation against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement.

15. TERMINATION

        This Agreement may be terminated prior to the Closing Date as follows:

        15.1. By Shareholders (acting unanimously) or Buyer, if the Closing has not taken place before June 30, 2002; provided, however, that such termination will not relieve any party from any liability if such party, as of the termination date, is in breach of any of the provisions of this Agreement; and provided, further, that if the delay is caused by the act or omission of a particular party, such party will not have the right to terminate hereunder; or

        15.2. By Buyer, if on the Closing Date any of the conditions set forth in Paragraph 8 have not been satisfied or waived by Buyer; or

        15.3. By Shareholders (acting unanimously), if on the Closing Date any of the conditions set forth in Paragraph 9 have not been satisfied or waived by Shareholders; or

        15.4. By mutual agreement of Buyer and Shareholders evidenced by a writing executed by all parties.

16. PUBLICITY

        All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Buyer and Shareholders. No party will act unilaterally in this regard without the prior written approval of the other; however, this approval will not be unreasonably withheld.

17. COSTS

        17.1. Each party represents and warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Shareholders and Buyer will indemnify and hold one another harmless against any loss, liability, damage, costs, claim, or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

        17.2. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement.

18. ASSIGNMENT

        This Agreement will be binding on, and will inure to the benefit of, the parties to this Agreement and their respective heirs, legal representatives, successors, and assigns; provided, however, the Buyer may not assign any of its rights under this Agreement, except to a wholly owned subsidiary corporation of Buyer, except that Buyer shall remain responsible to perform its obligations hereunder and that Shareholders shall not be entitled to assign any of their rights or obligations under this Agreement, jointly or severally, without prior written consent of Buyer, which consent may be withheld in Buyer's sole discretion.

19. ARBITRATION

        Any controversy or claim arising out of, or relating to, this Agreement, or the making, or performance, or interpretation of it, will be settled by arbitration in San Francisco, California, under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrator(s) will be persons experienced in negotiating, making and consummating acquisition agreements. Absent fraud, collusion or willful misconduct by the arbitrator, the award shall be final. In making the decision and award, the arbitrator shall apply applicable substantive law. If a court, applying applicable substantive law, would be authorized to award punitive or exemplary damages, then the arbitrator shall have the same power, but the arbitrator shall not otherwise award punitive or exemplary damages. Questions regarding whether a claim must be arbitrated or whether a claim involves a legally protected right shall be determined by the arbitrator.

20. LITIGATION COSTS

        If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

21. PARTIES IN INTEREST

        Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third person to any party to this Agreement. No provision gives any third person any right of subrogation or action against any party to this Agreement.

22. ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

23. SURVIVAL OF WARRANTIES AND REPRESENTATIONS

        All representations, warranties, covenants and agreements of the parties will survive the Closing.

24. FORM OF AGREEMENT

        The subject headings of the sections and paragraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

25. WORD USAGE

        Unless the context clearly requires otherwise:

  (a)
  Plural and singular numbers will each be considered to include the other;

  (b)
  The masculine, feminine and neuter genders will each be considered to include the other;

  (c)
  "shall," "will," "must," "agree," and "covenants" are each mandatory;

  (d)
  "may" is permissive;

  (e)
  "or" is not exclusive; and

  (f)
  "includes" and "including" are not limiting.

26. COUNTERPARTS

        This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

27. GOVERNING LAW

        This Agreement will be construed in accordance with, and governed by, the laws of the state of California as applied to contracts that are executed and performed in California.

28. SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

29. NOTICES

        All notices, requests, demands and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of delivery if delivered by Federal Express or other similar courier service which provides a written document evidencing date of delivery, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and, in each case, properly addressed as follows:

  To Buyer:

  FiNet.com, Inc.
  Attn: Chief Executive Officer
  2527 Camino Ramon, Suite 200
  San Ramon, California 94583

        To Shareholders:

        At the address set forth below their signatures to this Agreement.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date and year first above written.

BUYER:
FiNet.com, Inc.
By:	L. Daniel Rawitch, Chief Executive Officer

SHAREHOLDERS:
Jeffrey Gray
Address:

Thomas Powell
Address:

Kenneth Jenny
Address:

William Coleman
Address:

Sand Hill Capital Special Purpose LLC
By:	William Del Biaggio President
CORPORATION:
R.E. Ventures, Inc.
By:	Kenneth Jenny, President
By:	Secretary

EXHIBIT A

Form of Consulting Agreement

EXHIBIT B-1

Form of Investment Letter Agreement

EXHIBIT B-2

Form of Investment Representation Statement

EXHIBIT C

Technology and Intellectual Property Sale and Assignment Agreement

EXHIBIT D

Standstill and Stock Restriction Agreement

EXHIBIT E

Registration Rights Agreement

EXHIBIT F

Terms of Escrow

QuickLinks

  EXECUTION COPY
AGREEMENT OF PURCHASE AND SALE OF STOCK
RECITALS
EXHIBIT A
EXHIBIT B-1
EXHIBIT B-2
EXHIBIT C
EXHIBIT D
EXHIBIT E
EXHIBIT F